Exhibit 107.1

Calculation of Filing Fee Table

Form S-8

(Form Type)

American Airlines Group Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common stock, $0.01 par value per share	Rule 457(c) and Rule 457(h)	17,200,000	$13.62(2)	$234,264,000.00	$0.00011020	$25,815.89

Total Offering Amounts					$234,264,000.00		$25,815.89

Total Fee Offsets							$—

Net Fee Due							$25,815.89
(1)

Pursuant to Rule 416 of the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of the Registrant’s common stock, $0.01 par value per share, (“Common Stock”) that become issuable under the Registrant’s 2023 Incentive Award Plan by reason of any stock dividend, stock split or similar transaction effected without the receipt of consideration that results in an increase in the number of the outstanding shares of Common Stock.

(2)

Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $13.62 per share, which is the average of the high and low prices of Common Stock on May 4, 2023, as reported on the Nasdaq Global Select Market.